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                 July 30, 2020

       Athanasios Feidakis
       Chief Executive Officer
       Globus Maritime Limited
       128 Vouliagmenis Avenue
       166 74 Glyfada
       Athens, Greece

                                                        Re: Globus Maritime
Limited
                                                            Registration
Statement on Form F-3
                                                            Filed July 23, 2020
                                                            File No. 333-240042

       Dear Mr. Feidakis:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Irene Barberena-Meissner, Staff Attorney, at 202-551-6548 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Energy & Transportation
       cc:                                              Steven Hollander, Esq.